Exhibit 8.1
The Company consolidates the financial statements of companies in which it controls over 50% of the voting shares, provided that there are no substantive minority participating rights that prevent control, detailed as follows:

	Percentage participation in voting rights as of December 31,
Company name	2004	2005	2006
	Total	Total	Direct	Indirect	Total
Enigesa S.A. (Chile)	100.00	100.00	99.51	0.49	100.00
Ingendesa S.A. (1) (Chile)	97.64	100.00	98.75	1.25	100.00
Pehuenche S.A. (Chile)	92.65	92.65	92.65	—	92.65
Endesa Argentina S.A (Argentina)	99.99	99.99	97.99	2.00	99.99
Endesa Chile Internacional (Chile)	100.00	100.00	100.00	—	100.00
Pangue S.A.(2) (Chile)	94.99	94.99	94.98	0.02	95.00
Hidroinvest S.A. (Argentina)	69.93	69.93	—	69.93	69.93
El Chocón S.A. (Argentina)	65.19	65.19	—	65.19	65.19
Endesa Costanera S.A. (Argentina)	64.26	64.26	12.33	51.93	64.26
Endesa Brasil Participações Ltda. (Brasil)	100.00	100.00	5.00	95.00	100.00
Túnel El Melón S.A. (Chile)	99.95	99.95	99.95	—	99.95
Compañía Eléctrica Cono Sur S.A. (Chile)	100.00	100.00	100.00	—	100.00
Central Hidroeléctrica Betania S.A. (3)(Colombia)	85.62	85.62	5.01	94.98	99.99
Lajas Inversora S.A. (4) (Brasil)	100.00	—	—	—	—
Cachoeira Dourada S.A. (4), (5) (Brasil)	99.61	—	—	—	—
Capital de Energía S.A. (6) (Colombia)	51.00	51.00	—	—	—
Emgesa S.A (7), (9) (Chile)	48.48	51.32	—	23.45	23.45
Edegel S.A. (10) (Perú)	63.56	63.56	—	55.44	55.44
Generandes Perú S.A. (Perú)	59.63	59.63	—	59.63	59.63
Compañía Eléctrica San Isidro S.A. (8) (Chile)	100.00	100.00	100.00	—	100.00
Compañía Eléctrica Tarapacá S.A. (Chile)	100.00	100.00	99.94	0.06	100.00
Inversiones Endesa Norte S.A. (Chile)	100.00	100.00	99.99	0.01	100.00
Ingendesa Do Brasil Limitada (Brasil)	100.00	100.00	—	100.00	100.00
Endesa Eco S.A. (Chile) (11)	—	100.00	99.99	0.01	100.00

(1)	See Note 10 (c) (ii.).

(2)	See Note 10 (d) (ii.).

(3)	See Note 10 (d) (iv.), Note 10 (e) (iv.).

(4)	See Note 10 (e) (i.).

(5)	Subsequent to October 1, 2005, the Company’s subsidiary Cachoeira Dourada S.A. was not included in the consolidated financial statements of Endesa Chile any more due to the restructuring process of the Brazilian operations. See Note 10 (c) (i.).

(6)	See Note 10 (e) (iv.).

(7)	Endesa Chile exercises control over this company pursuant to a shareholders agreement.

(8)	See Note 10 (d) (i.), Note 10 (c) (iii.).

(9)	See Note 10 (e) (iv.).

(10)	See Note 10 (d) (iii.).

(11)	See Note 10 (b) (i.).
The participation in voting rights is equal to economic participation in all subsidiaries apart from those presented in the following table. Economic interest of the Company in a subsidiary or related company is calculated by multiplying the percentage ownership interest of the Company in a directly held subsidiary or related company by the percentage ownership interest of any entity in the chain of ownership of such ultimate subsidiary or related company. Economic participation is the Company’s share in earnings or losses of the subsidiary, which is not always equal to the Company’s voting interest.

	Percentage of economic participation as of December 31,
	2004	2005	2006
	%	%	%
Lajas Inversora S.A (1)	92.88	—	—
Cachoeira Dourada S.A. (1)	92.51	—	—
Emgesa S.A. (2)	22.36	22.36	23.45
Edegel S.A. (3)	37.90	37.90	33.06
Capital de Energía S.A. (4)	43.68	43.68	—
El Chocón S.A.	47.45	47.45	47.45

(1)	See note 10 (e) (i.).

(2)	See note 10 (e) (iv.).

(3)	See note 10 (d) (iii.).

(4)	See note 10 (e) (iv.).